FORM OF SECOND NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE (A) ABSENCE OF (I) A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR (II) AN OPINION OF COUNSEL TO THE HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED OR (B) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE SECURITIES ACT.  THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

5% SECURED CONVERTIBLE PROMISSORY NOTE

US$15,000,000	__________________, 200_

FOR VALUE RECEIVED,  CHINA RECYCLING ENERGY CORPORATION, a Nevada corporation (hereinafter called “Borrower”), hereby promises to pay to CARLYLE ASIA GROWTH PARTNERS III, L.P., a limited partnership organized under the Laws of the Cayman Islands (“CAGP”), and CAGP III CO-INVESTMENT, L.P., a limited partnership organized under the Laws of the Cayman Islands (together with CAGP, each, a “Holder”) or its registered assigns or successors in interest or order, without demand, the sum of Fifteen Million U.S. Dollars (US$15,000,000) (“Principal Amount”), plus accrued interest thereon, on ____________, 201_ (the “Maturity Date”). The percentage ownership interest of each Holder in this Note is set forth in Schedule A attached hereto.

This 5% Secured Convertible Promissory Note (“Note”) has been entered into pursuant to, and is subject to, a Stock and Notes Purchase Agreement dated as of November 16, 2007 by and among Borrower and the Holder, among others (the “Purchase Agreement”), and shall be governed by the terms of such Purchase Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement.

This securities represented by this Note is also subject to a (i) Registration Rights Agreement dated as of November 16, 2007, by and between the Borrower and the Holder, and a (ii) Shareholders Agreement dated as November 16, 2007, by and among the Borrower, Holder and the shareholders of the Borrower party thereto.  This Note is secured by a security interest granted to the Holder pursuant to a Share Pledge Agreement dated as November 16, 2007 by and among the Holder and the party listed therein.

The following terms shall apply to this Note:

ARTICLE I

INTEREST

1.1

Interest Rate.  Interest on the outstanding Principal Amount shall accrue from the date of this Note and shall be payable in arrears together with, at the same time and in the same manner as payment of Principal Amount and on the Maturity Date, whether by acceleration or otherwise.  Interest on the outstanding principal balance of this Note shall accrue at 5.0% per annum (the “Interest Rate”).  Interest on the outstanding principal balance of the Note shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.

ARTICLE II

CONVERSION RIGHTS

2.1

Conversion Right and Conversion Price.

(a)

The Holder shall have the right, but not the obligation, to convert all or any part of the aggregate outstanding Principal Amount of this Note, together with interest, if any, into shares of Common Stock, at any time prior to the Maturity Date, subject to the terms and conditions set forth in this Article II, at a conversion price per share of Common Stock calculated as follows: (a) an amount equal to (i) the Actual Borrower Net Profit, multiplied by (ii) 8, and less (iii) the Principal Amount of this Note, together with accrued interest, divided by (b) the then total shares of Common Stock outstanding on a fully-diluted basis (for the avoidance of doubt, including securities which may be exercised, converted or exchanged for Common Stock issued under the Management Incentive Plan, but excluding the shares of the Common Stock to be issued upon conversion of this Note) (such result, the “Conversion Price”, as the same may be adjusted from time to time in accordance with this Note).  For purposes of this Note, “Actual Borrower Net Profit” shall mean an amount equal to the consolidated after-tax net profit of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2008 (in U.S. Dollars), but excluding for purposes of this calculation any non-cash redemption amortization charges in respect of this Note, as shall be determined based on the audited consolidated financial statements of the Borrower for the fiscal year ending December 31, 2008, which shall be prepared by a Qualified Accounting Firm no later than three months following the end of December 31, 2008 (the “Determination Date”).  Such Actual Borrower Net Profit shall be calculated using the foreign exchange rate in effect as of the date of this Note.

(b)

If the Holder exercises its right to convert at any time prior to the Determination Date, then the Conversion Price for purposes of this Note shall be calculated as follows: the Borrower and Holder shall in good faith agree upon an estimate of the Actual Borrower Net Profit (“Estimated Borrower Net Profit”), which amount shall be used instead of the Actual Borrower Net Profit in calculating the Conversion Price in accordance with Section 2.1(a) above (such resulting amount, the “Estimated Conversion Price”).  If the Borrower and the Holder are unable to agree upon the Estimated Borrower Net Profit with 15 calendar days of the Holder’s exercise of its right to convert, then the Estimated Borrower Net Profit shall be the average of the good faith estimates provided by the Borrower and the Holder.  Following the Determination Date, the Estimated Conversion Price shall be adjusted as follows: if the Actual Borrower Net Profit is less than the Estimated Final Borrower Net Profit, then as soon as reasonably practicable after the Determination Date, the Borrower shall issue to the Holder an additional amount of shares equal to the difference between (i) the number of shares that would have been issuable to the Holder had the Conversion Price been calculated based on the Actual Borrower Net Profit and (ii) the number of shares issued to the Holder based on the Estimated Conversion Price.  However, if the Actual Borrower Net Profit is greater than the Estimated Final Borrower Net Profit, then as soon as reasonably practicable after the Determination Date, the Borrower shall be entitled to redeem from the Holder, and the Holder shall remit to the Borrower for redemption, an amount of shares equal to the difference between (x) the number of shares issued to the Holder based on the Estimated Conversion Price and (y) the number of shares that would have been issuable to the Holder had the Conversion Price been calculated based on the Actual Borrower Net Profit.

(c)

The number of shares of Common Stock to be issued upon each conversion of this Note pursuant to this Article II shall be determined by dividing the then applicable Conversion Price by the Principal Amount and accrued interest to be converted.

(d)

The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 2.2.

(e)

 Upon any conversion of this Note, the number of shares of Common Stock allocable among each Holder shall be in accordance with their percentage interest set forth in Schedule A attached to this Note.  As between the Holders, any partial interest in one whole share of Common Stock held by the Holders should be allocated to the Holder with the greater partial interest such that only one Holder will be entitled to receive such whole share of Common Stock.  After giving effect to the foregoing, in lieu of the Borrower issuing any fractional shares to the Holders upon conversion of this Note, the Borrower shall make an adjustment and payment in cash to the Holders.

2.2

Mechanics of Holder’s Conversion.

(a)

In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and amounts being converted.  The date specified in the Notice of Conversion, or if no date is specified, then the date of the delivery of the Notice of Conversion, shall be referred to as the “Conversion Date.”  A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b)

Pursuant to the terms of the Notice of Conversion, the Borrower shall deliver, or cause to be delivered, such number of Conversion Shares as determined pursuant to this Note via, at the Holder’s election, (i) physical certificates, or (ii) electronically through the Depository Trust Borrower or other established clearing corporation performing similar functions. In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the Conversion Date.  The Holder shall be treated for all purposes as the beneficial holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

2.3

Adjustment Events.

(a)

The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i)

Merger, Sale of Assets, etc.  If (A) the Borrower effects any merger or consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), or (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower (in any such case, a “Fundamental Transaction”), this Note, as to the Principal Amount hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

(ii)

Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the Principal Amount hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(iii)

Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(iv)

Share Issuance.  So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for shares of Common Stock issued pursuant to its Management Incentive Plan, prior to the conversion or payment of this Note, for a consideration less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.

(b)

If the Borrower at any time or from time to time, prior to the full conversion of this Note, shall take any action affecting its Common Stock or share capital similar to or having an effect similar to any of the actions described in Section 2.3(a), then, and in each such case, the Conversion Price shall be adjusted in such manner as would be equitable under such circumstances.

(c)

Whenever the Conversion Price is adjusted pursuant to this Article II, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

2.4

Mandatory Conversion upon Exchange Listing.  If the Borrower shall have successfully completed an Exchange Listing on or prior to the Maturity Date, the Holder shall be required to effect a conversion of this Note for the Conversion Price as soon as reasonably practicable upon such Exchange Listing, provided that the Borrower shall have effected the registrations required under the Registration Rights Agreement prior to such date.  For purposes of this Note, an “Exchange Listing” means the listing of the common stock of the Borrower on the National Association of Securities Dealers Automated Quotations (NASDAQ) mainboard, the New York Stock Exchange or the American Stock Exchange.

2.5

Reservation.  Borrower covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note, free from all Liens, preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than one hundred and seventy-five percent (175%) of the aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of this Article II) upon the conversion of this Note.  The Borrower covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, pursuant to the Registration Rights Agreement, shall be registered for public sale in accordance therewith.  The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

ARTICLE III

EVENTS OF DEFAULT

The occurrence of any of the following constitutes an event of default under this Note (“Event of Default”):

3.1

Failure to Pay Principal or Interest.  The Borrower fails to pay the Principal Amount, interest or other sum due under this Note or any Transaction Document when due and such failure continues for a period of five (5) business days after the due date.

3.2

Breach of Covenant.  The Borrower breaches any covenant or other term or condition of the this Note or any other Transaction Document in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to the Borrower from the Holder.

3.3

Breach of Representations and Warranties.  Any representation or warranty of the Borrower made herein or in any other Transaction Document shall be false or misleading in any material respect as of the date made and the Closing Date.

3.4

Failure to Prepare Audited Financial Statements.  Failure of the Borrower to deliver audited consolidated financial statements of the Borrower for the fiscal year ending December 31, 2008, prepared by a Qualified Accounting Firm, no later than three months following the end of December 31, 2008.

3.5

Receiver or Trustee.  The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

3.6

Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any Subsidiary of Borrower or any of their property or other assets for more than $100,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of forty-five (45) days.

3.7

Non-Payment.  A default by the Borrower or any Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than thirty (30) days after the due date, unless the Borrower or such Subsidiary is contesting the validity of such obligation in good faith and has segregated cash funds equal to the contested amount.

3.8

Bankruptcy.  Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, shall be instituted by or against the Borrower or any Subsidiary of Borrower.

3.9

Delisting.  Delisting of the Common Stock from the OTC Bulletin Board or such other principal exchange on which the Common Stock is listed for trading; failure to comply with the requirements for continued listing on the OTC Bulletin Board or applicable exchange; or notification from OTC Bulletin Board or applicable exchange that the Borrower is not in compliance with the conditions for such continued listing.

3.10

Stop Trade.  An SEC or judicial stop trade order or OTC Bulletin Board or other exchange trading suspension with respect to Borrower’s Common Stock.

3.11

Failure to Deliver Common Stock.  Borrower’s failure to timely deliver shares of Common Stock to the Holder pursuant to and in the form required by this Note.

3.12

Non-Registration.  The failure to timely register this Note and the Conversion Shares in accordance with the Registration Rights Agreement.

3.13

Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document or other agreement to which the Borrower is a party, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

3.14

Moratorium and Nationalization.  (a) the confiscation, expropriation or nationalization by any Governmental Authority of any property or assets of the Borrower or any of its Subsidiaries; or (b) if such revocation or repudiation could reasonably be expected to have a Material Adverse Effect, the revocation or repudiation by any Governmental Authority of any previously granted governmental permits or licenses to the Borrower or its Subsidiaries or that affect the operations of their business; or (c) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on Borrower or its Subsidiaries, or the material and discriminatory withdrawal or suspension of material privileges or specifically granted material rights of a fiscal nature.

3.15

Security Interest.  The Pledge Agreement or any of the security provided for therein shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the Note and discharge of the Note or any security interest created thereunder shall be declared invalid or unenforceable or the Borrower shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

3.16

Reservation Default.  Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note and the Transaction Documents.

3.17

Material Adverse Effect.  The occurrence of a Material Adverse Effect in respect of the Borrower or any of its Subsidiaries.

Upon an Event of Default, at the option of the Holder hereof, the Principal Amount and accrued and unpaid interest and all other amounts payable hereunder shall become immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived.  Following the occurrence and during the continuance of an Event of Default, which, if susceptible to cure is not cured within the cure periods (if any) set forth in this Article III, otherwise, then from the first date of such occurrence, the interest rate on this Note shall be the Interest Rate set forth in Section 1.1, plus an additional five percent (5%), and be due on demand.

ARTICLE IV

SENIOR STATUS OF NOTE

4.1

Senior Status of Note.  The obligations of the Borrower under this Note shall rank senior to all other Indebtedness of the Borrower, whether now or hereinafter existing (except it shall rank pari passu with the First Note (as such term is defined in the Purchase Agreement), if such First Note is still outstanding). Upon any Liquidation Event, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any other Indebtedness of the Borrower or any class of capital stock or the Borrower, an amount equal to the Principal Amount plus all accrued interest thereon.  For purposes of this Note, “Liquidation Event” means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Borrower.

ARTICLE V

MISCELLANEOUS

5.1

Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2

Notices.  Any notice required or permitted pursuant to this Note shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Note given in accordance with this section):

If to the Borrower, to:

Room 909, Tower B

Chang’an Metropolis Center

No. 88 Nanguanzheng Street

Xi’an 710068, China

Attention: Guangyu Wu, Chief Executive Officer

Tel: +86 (29) 8765-1096

Fax: +86 (29) 8765-1099

with a copy to:

Bernard & Yam, LLP

401 Broadway, Suite 1501

New York, NY 10013

Attention: Bin Zhou

Tel: 1 (212) 219-7783

Fax: 1 (212) 219-3604

If to the Holders, to:

gCarlyle Asia Investment Advisors Limited

2202-2207A, Plaza 66

1266 Nanjing Xi Road

Shanghai  200040, P.R.C.

Attention: Nicholas Shao

Phone +86 (21) 6103-3266

Fax: +86 (21) 6103-3220

with a copy to:

O’Melveny & Myers LLP

Plaza 66, 37th Floor

1266 Nanjing Road West

Shanghai 200040, P.R.C.

Attention: Portia Ku

Tel: + 86 (21) 2307-7000

Fax: + 86 (21) 2307-7300

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

5.3

Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4

Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  Subject to applicable laws and regulations, this Note and all rights hereunder may be transferred or assigned in whole or in part by the Holder, and the Borrower shall assist the Holder in consummating any such transfer or assigned. A transfer of this Note may be effected only by a surrender hereof to the Borrower and the issuance by the Borrower of a new note or notes in replacement thereof, which shall be registered by the Borrower in accordance with Section 5.5 hereof once an executed copy of the replacement note has been executed by the transferee.

5.5

Transfer Register. In the event of a transfer, the Borrower shall maintain a register (the “Register”) for the registration or transfer of the Note, and shall enter the names and addresses of the registered holders of the Note, the transfers of the Note and the names and addresses of the transferees of the Note. the Holder and each assignee shall be provided reasonable opportunities to inspect the Register from time to time.  The Borrower shall treat any registered holder as the absolute owner of the Note held by such holder, as indicated in the Register, for the purpose of receiving payment of all amounts payable with respect to such Note and for all other purposes.  The Note is registered obligations and the right, title, and interest of any Person in and to such Note shall be transferable only upon notation of such transfer in the Register.  Solely for purposes of this Section 5.5 and for tax purposes only, the keeper of the Register, if it is not the Borrower, shall be the Borrowers' agent for purposes of maintaining the Register.  This Section 5.5 shall be construed so that the Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

5.6

Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including attorneys’ fees.

5.7

Removal of Legend.  The Borrower agrees to reissue the Note and the Conversion Shares issuable upon conversion or exercise of the Note, without the legend set forth above, at such time as (a) the holder thereof is permitted to dispose of such Notes or the Conversion Shares pursuant to Rule 144(k) under the Securities Act, or (b) such securities are sold to a purchaser or purchasers who are able to dispose of such shares publicly without registration under the Securities Act, or (iii) such securities have been registered under the Securities Act.

5.8

Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates

5.9

Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, including, but not limited to, New York statutes of limitations.

5.10

Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.11

Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.12

No Redemption.  Except as provided in Section 2.4 hereof, this Note may not be redeemed or called by the Borrower or any other Person (other than the Holder) without the consent of the Holder.

5.13

Non-Business Days.  Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the date first set forth above.

CHINA RECYCLING ENERGY CORPORATION

By:
Name:
Title:

ACCEPTED AND AGREED:
HOLDER:		For and on behalf of:
CARLYLE ASIA GROWTH PARTNERS III, L.P.

By:
Name:
Title:

For and on behalf of:

CAGP III CO-INVESTMENT, L.P.

By:
Name:
Title: